EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268383, No. 333-275931, No. 333-280682, No. 333-282223 and No. 333-284603), and Form S-8 (No. 333-261606, No. 333-267115, No. 333-274513 and No. 333-281338), and Form S-1 (No. 333-270195 and No. 333-273170) of Dermata Therapeutics, Inc. (the “Company”), of our report dated March 17, 2025, relating to the financial statements of the Company (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

San Diego, California

March 17, 2025